 STRICTLY PERSONAL & CONFIDENTIAL

6 November 2006

"First_Name" "Surname"
"Department_Name"

Dear "First_Name",

I am writing to confirm that CDT is required to change the Company's policy on retirement age. This change is necessary to ensure that CDT can comply with amendments to UK employment legislation relating to age discrimination.

Therefore, with effect from 1 December 2006, CDT's retirement age will increase from 60 to 65 years of age. We will write to you six months in advance of your retirement age to fully inform you of your rights and entitlements at that time, including the right to request to continue working beyond this date should you so wish. You will be notified formally, in writing, of any further changes in CDT's retirement policy.

All other terms and conditions remain unchanged by this amendment to your retirement age.

Upon accepting this new term, I should be grateful if you would sign the attached copy of this letter as confirmation of your acceptance of this change to your terms and conditions of employment.

If you have any queries, with regards to CDT's retirement policy please do not hesitate to let me know.

Yours sincerely

Helen Quartermaine
HUMAN RESOURCES ADVISOR

I accept the change to my terms and conditions of employment with CDT Ltd, as detailed above.

Signed .....................................................................        Date ......................
                        "First_Name" "Surname"